EK2 Global Energy Fund, as of June 16, 2017

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows




72DD1 Income Dividends (000s omitted) 9/1/2016-6/16/2017

Class A	261
Class B	 31
Class C	 62
Class M	  3

72DD2 (000s omitted)

Class R	19
Class Y	94

73A1

Class A	0.149
Class B	0.078
Class C	0.075
Class M	0.103

73A2

Class R	0.125
Class Y	0.176

74U1 (000s omitted)

Class A		0
Class B		0
Class C		0
Class M		0

74U2 (000s omitted)

Class R		0
Class Y		0

74V1

Class A		0
Class B		0
Class C		0
Class M		0

74V2

Class R		0
Class Y		0

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.
of the Registrant Series.